SCHEDULE 14A
                          (Rule 14a-101)
             INFORMATION REQUIRED IN PROXY STATEMENT
                     SCHEDULE 14A INFORMATION
   Proxy Statement Pursuant to Section 14(a) of the Securities
                       Exchange Act of 1934

     Filed by the registrant
     Filed by a party other than the registrant
     Check the appropriate box:
       Preliminary proxy statement
  X    Definitive proxy statement
       Definitive additional materials
       Soliciting material pursuant to Rule 14a-11  or Rule 14a-12

                      KATY INDUSTRIES, INC.
         (Name of Registrant as Specified in Its Charter)

                      KATY INDUSTRIES, INC.
            (Name of Person(s) Filing Proxy Statement)

Payment of filing fee (Check the appropriate box):

   X   No fee required.
       Fee computed on table below per Exchange Act Rules 14a-6(I)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:


     (2)  Aggregate number of securities to which transactions applies:


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:


     (4)  Proposed maximum aggregate value of transaction:


       Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1)  Amount previously paid:


     (2)  Form, schedule or registration statement no.:


     (3)  Filing party:


     (4)  Date filed:







                      KATY INDUSTRIES, INC.
    6300 S. Syracuse Way, Suite 300, Englewood, Colorado 80111
                          (303) 290-9300

            _________________________________________

             NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                            To Be Held

                         On May 19, 1997



To the Shareholders:

  The Annual Meeting of Shareholders of Katy Industries, Inc. will be held at Cheyenne Mountain Conference Center, 3225 Broadmoor Valley Road, Colorado Springs, Colorado at 11:00 a.m. local time to consider and act upon the following matters:

  1. The election of twelve members of the Board of Directors to serve for a term of one year.

  2. The ratification of the selection by the Board of Directors of the firm of Deloitte & Touche LLP as independent auditors of Katy Industries, Inc. for the current year.

  3. The transaction of such other business as may properly come before the meeting or any adjournment thereof.

  The Board of Directors has fixed April 4, 1997 as the record date for determining shareholders entitled to be notified of and to vote at the meeting.

  Whether or not you expect to attend the meeting, you are urged to read the proxy statement, sign and date the enclosed proxy card and return it promptly in the enclosed envelope.

                                 By Order of the Board of Directors



                                        Arthur R. Miller
                                           Secretary

April 15, 1997




                        KATY INDUSTRIES, INC.
    6300 S. Syracuse Way, Suite 300, Englewood, Colorado 80111
                          (303) 290-9300
            _________________________________________

                  PROXY STATEMENT RELATING TO
                 ANNUAL MEETING OF SHAREHOLDERS

                           To Be Held
                        On May 19, 1997
           _________________________________________

                          INTRODUCTION


  This proxy statement is furnished in connection with the solicitation of proxies in the accompanying form by the Board of Directors of Katy Industries, Inc. ("Katy" or the "Company"), for the Annual Meeting of Shareholders to be held on May 19, 1997 (the "Annual Meeting"). This proxy statement and accompanying proxy card are being mailed to shareholders commencing on or about April 15,1997. The Annual Report to Shareholders for the year ended December 31, 1996 (the "Annual Report"), which includes audited financial statements of Katy and its consolidated subsidiaries, accompanies this proxy statement.

                 PURPOSES OF THE ANNUAL MEETING

Election of Directors

  Shareholders entitled to vote will be asked to consider and vote on the election of twelve members of the Board of Directors to serve for a one year term. See "Solicitation and Voting Information" and "Election of Directors."

Ratification of Independent Auditors

  Shareholders also will be asked to consider and ratify the selection of the firm of Deloitte & Touche LLP as the Company's independent auditors for the current year. See "Ratification of Independent Auditors."

Other Business

  Shareholders may also be asked to consider and act upon such other matters as may properly come before the meeting or any adjournment thereof. As of the date of this proxy statement, the Board of Directors is not aware of any other matters that will be presented for action at the Annual Meeting other than those matters described above.


              SOLICITATION AND VOTING INFORMATION

Record Date; Outstanding Shares

  Shareholders of record at the close of business on April 4, 1997 (the "Record Date") are entitled to notice of and to vote at the Annual Meeting. As of the Record Date, there were outstanding and entitled to vote 8,257,912 shares of the Company's Common Stock, $1.00 par value per share (the "Common Stock").

Quorum and Voting

  The presence in person or by proxy of holders of a majority of the outstanding shares of Common Stock will constitute a quorum for the Annual Meeting. Abstentions and "broker non-votes" will be treated as present in determining whether the quorum requirement is satisfied. A "broker non-vote" occurs when a broker holding shares for a beneficial owner votes on one proposal pursuant to discretionary authority or instructions from the beneficial owner, but does not vote on another proposal because the broker has not received instructions from the beneficial owner and does not have discretionary power.

  Each share of Common Stock is entitled to one vote on each matter to come before the Annual Meeting. With regard to the election of directors, votes may be cast in favor or withheld. Directors will be elected by a plurality of the shares present in person or by proxy and entitled to vote on the election of directors. "Plurality" means that the individuals who receive the largest number of votes cast are elected as directors up to the maximum number of directors to be elected at the Annual Meeting. Consequently, any shares not voted (whether by abstention, broker non-vote or withholding authority) have no impact on the election of directors except to the extent the failure to vote for an individual results in another individual receiving a larger number of votes.

  The other matters identified above which are to be voted upon by shareholders at the Annual Meeting require for approval the affirmative vote of the holders of a majority of the shares present and entitled to vote at the meeting, provided a quorum is present. With respect to such other matters, a shareholder may (i) vote "For" the matter, (ii) vote "Against" the matter or (iii) "Abstain" from voting on the matter. A vote to abstain from voting on such matter has the same effect as of a vote against such matter. Broker non-votes will be treated as shares which are not present and entitled to vote with respect to such matters, although they will be counted for purposes of determining a quorum as described above. Accordingly, broker non-votes will not be counted in determining the required number of votes cast with respect to a particular proposal and will have no effect on the outcome of the voting on such proposal.

Proxies

  All shares represented by effective proxies will be voted as specified therein, or if no direction is indicated, they will be voted "For" the election of directors nominated by the Board of Directors and "For" the proposal to ratify the selection of the independent auditors. A shareholder executing and returning a proxy has the power to revoke it by notice to the Secretary of the Company prior to the Annual Meeting, by executing and returning a proxy bearing a later date or by attending the Annual Meeting and voting in person.

  Expenses of soliciting proxies will be borne by the Company. Solicitation will be by mail except for any incidental solicitation by telephone, telegram and personal calls by directors, officers and regular employees of the Company. The Company will also reimburse brokers and certain other persons for their charges and expenses in forwarding proxy materials to beneficial owners.


                      ELECTION OF DIRECTORS

  Twelve directors are to be elected at the Annual Meeting, each to serve for a one year term ending at the time of the 1998 Annual Meeting or until their successors shall be duly elected and qualified. The persons named in the accompanying proxy intend to vote the shares represented by the proxy for the election of the following twelve nominees: William F. Andrews, Amelia M. Carroll, Daniel B. Carroll, Wallace E. Carroll, Jr., Philip E. Johnson, Arthur R. Miller, William H. Murphy, John R. Prann, Jr., Lutz R. Raettig, Charles W. Sahlman, Jacob Saliba and Glenn W. Turcotte. All of the nominees are currently directors of the Company. For information concerning these nominees for director, see "Information Concerning Directors and Executive Officers", "Security Ownership of Management" and "Security Ownership of Certain Beneficial Owners". All of the nominees have indicated their willingness to serve as directors.


  IT IS THE INTENTION OF THE PERSONS NAMED IN THE ENCLOSED FORM OF PROXY TO VOTE "FOR" THE ELECTION OF THE TWELVE NOMINEES FOR DIRECTOR INDICATED ABOVE. IF ANY NOMINEE BECOMES UNAVAILABLE TO SERVE FOR ANY REASON, THE PROXY WILL BE VOTED FOR A PERSON OR PERSONS TO BE SELECTED BY THE BOARD OF DIRECTORS. PROXIES CANNOT BE VOTED FOR A NUMBER OF NOMINEES GREATER THAN THE TWELVE PERSONS NOMINATED BY THE BOARD OF DIRECTORS.



        MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

  The Board of Directors met ten times during 1996. Each director, other than Lutz R. Raettig, then in office attended at least 75% of those meetings and of the meetings of the committees of the Board of which he is a member. The Company's By-laws provide for an Executive Committee to which the Board of Directors has assigned all powers delegable by law. The Executive Committee met two times during 1996, met informally throughout the year, held numerous telephone conferences at intervals between meetings of the full Board of Directors and acted by unanimous consent without formal meetings. The Executive Committee presently consists of Wallace E. Carroll, Jr., Chairman, Philip E. Johnson, Arthur R. Miller, William H. Murphy, John R. Prann, Jr., Charles W. Sahlman and Jacob Saliba. The Board of Directors also has an Audit Committee and a Compensation Committee. The Audit Committee presently consists of William H. Murphy, Chairman, Charles W. Sahlman and William F. Andrews.
This Committee met three times during 1996, met informally throughout the year and held numerous telephone conferences during 1996. The Audit
Committee reviews the results of the annual audit with the Company's independent auditors, reviews the scope and adequacy of the Company's internal auditing procedures and its system of internal controls, reviews the Company's financial statements, and reports its findings and recommendations to the Board of Directors. The Compensation Committee presently consists of Charles W. Sahlman, Chairman, William F. Andrews and William H. Murphy. This Committee, which reviews current and deferred compensation of all officers of the Company and for certain officers and key employees of its subsidiaries, held two meetings, met informally throughout the year and held numerous telephone conferences during 1996. The entire Board of Directors considers and selects nominees for director and does not maintain a separate nominating committee. On January 17, 1996, Katy's Board of Directors adopted an advance notice bylaw provision requiring shareholder nominations of directors to be received by the Company not less than 50 days nor more than 90 days prior to the annual meeting. No such shareholder nominations were received by the Company for the 1997 Annual Meeting.



     INFORMATION CONCERNING DIRECTORS AND EXECUTIVE OFFICERS

  The following table sets forth information as of April 15, 1997 with respect to those persons who are presently executive officers, directors or nominees for director of Katy. Each officer holds office until the next Annual Meeting of
Shareholders:



                                   Principal Occupation                              Period of
                                   and Business                                      Service
                                   Experience During              Other              as Katy
Name                        Age    the Past Five Years            Directorships      Director

William F. Andrews          65     1995 to present:               Johnson            1991 to
                                    Chairman of Schrader           Controls          present
                                    Inc., a manufacturer          Navistar
                                    of automotive and             Southern New
                                    industrial valves              England Tele-
                                   1995 to present:                communications
                                    Chairman of Sewell             Corporation
                                    Fasteners, a                  Corrections Corp.
                                    manufacturer of                of America
                                    apparel and                   Northwestern
                                    industrial fasteners           Steel & Wire Co.
                                   1993 to 1995:                  Black Box Corp.
                                    Chairman and CEO of           Process
                                    Amdura Corp. and               Technology
                                    Utica Corp.,                   Holding, Inc.
                                    manufacturers of
                                    metal shears, waste
                                    balers, compactors,
                                    and lifting equipment
                                   1990 to 1993:
                                    President and CEO of
                                    UNR Industries, a
                                    steel products firm

Amelia M. Carroll            55    1991 to present:                                  1996 to
                                    Investor                                         present

Daniel B. Carroll            61    1985 to present:               ATP                1994 to
                                    Vice President Sales           Manufacturing,    present
                                    ATP Manufacturing,             LLC
                                    LLC, a manufacturer           Newgrange, LLC
                                    of molded poly-
                                    urethane components

Wallace E. Carroll, Jr.      59    1992 to present:                                  1991 to
                                    Chairman of CRL,                                 present
                                    Inc., a diversified
                                    holding company
                                   1987 to present:
                                    Investor


Philip E. Johnson            49    1994 to present:              OEA, Inc.           1990 to
                                    Chairman of the                                  present
                                    Board of Katy
                                   1993 to present:
                                    Partner with
                                    Bennington, Johnson,
                                    and Reeve, PC,
                                    attorneys at law
                                   1980 to 1993:
                                    Partner with Mosley,
                                    Wells, Johnson and
                                    Ruttum, PC,
                                    attorneys at law

Arthur R. Miller             46    1988 to present:              Schoen & Cie, AG    1988 to
                                    Partner with Holleb          CRL,Inc.            present
                                    & Coff, attorneys
                                    at law

William H. Murphy            65    1992 to present:                                  1979 to
                                    Retired                                          present
                                   1988 to 1992:
                                    President of Katy

John R. Prann, Jr.           46    1993 to present:                                  1994 to
                                    President, Chief                                 present
                                    Executive Officer
                                    and Chief Operating
                                    Officer of Katy
                                   1992 to 1994:
                                    President of CRL,
                                    Inc., a diversified
                                    holding company

Lutz R. Raettig              54    1995 to present:             Schoen & Cie, AG     1991 to
                                    Chairman, Management                             present
                                    Board, Morgan Stanley
                                    Bank AG, Frankfurt,
                                    Germany
                                   1988 to 1995:
                                    Various executive
                                    positions with
                                    Commerzbank, AG,
                                    Frankfurt, Germany

Charles W. Sahlman           70    1987 to present:                                  1972 to
                                    President, Bee Gee                               present
                                    Holding Company, Inc.,
                                    a holding company for
                                    subsidiaries engaged
                                    in the harvesting and
                                    processing of seafood

Jacob Saliba                 83    1993 to present:                Schoen & Cie, AG  1968 to
                                    Retired                        Syratech Corp.    present
                                   1988 to 1993:                   Emerging Germany
                                    Chairman of the Board          Fund
                                    and Chief Executive
                                    Officer of Katy

Glenn W. Turcotte            56    1992 to present:                                  1995 to
                                    Executive Vice                                   present
                                    President of Katy
                                   1983 to present:
                                    President of Glit
                                    Division of Hallmark
                                    Holdings, Inc., a
                                    subsidiary of Katy

Robert M. Baratta            67    1995 to present:
                                    Executive Vice
                                    President of Katy
                                   1993 to 1995:
                                    Vice President of Katy
                                   1990 to present:
                                    President of Katy
                                    Seghers, Inc. and
                                    Savannah Energy
                                    Systems Company,
                                    subsidiaries of Katy

Michael G. Gordono, Jr.     57     1996 to present:
                                    Group Vice President,
                                    Finance of Katy
                                   1993 to 1996:
                                    Vice President of Katy
                                   1987 to 1993:
                                    President of Beehive, Inc.,
                                    a subsidiary of Katy

Peter S. More              59      1996 to present:
                                    Group Vice President,
                                    Finance of Katy
                                   1988 to 1996:
                                    Vice President of Glit
                                    Division of Hallmark
                                    Holdings, Inc., a
                                    subsidiary of Katy

Stephen P. Nicholson       44      1996 to present:
                                    Vice President, Finance
                                    and Chief Financial
                                    Officer of Katy
                                   1996:
                                    Treasurer and Chief
                                    Financial Officer of
                                    Katy
                                   1994 to 1995:
                                    Vice President and
                                    Chief Financial
                                    Officer of Gerrity Oil
                                    and Gas Corp.
                                   1979 to 1994:
                                    Various financial
                                    positions of Total
                                    Petroleum (N.A.) Ltd.,
                                    most recently, Vice
                                    President and Treasurer



                       SECURITY OWNERSHIP OF MANAGEMENT

  The following table sets forth, as of April 4, 1997, the number of shares of Common Stock of Katy beneficially owned by all directors individually, each of the named executive officers listed in the "Summary of Cash and Certain Other Compensation" table and by all directors and executive officers as a group. Unless otherwise indicated, the nature of beneficial ownership is that of sole voting power and sole investment power.

                                 Amount and
                                 Nature of                         Percent
                                 Beneficial                        of
Name                             Ownership                         Class

William F. Andrews                   7,000     (1)                  *

Amelia M. Carroll                3,219,977     (1)(2)(3)           39.0%

Daniel B. Carroll                    7,000     (1)                  *

Wallace E. Carroll, Jr.          3,228,661     (1)(2)(3)           39.1%

Philip E. Johnson                   82,389     (1)(2)(4)            1.0%

Arthur R. Miller                 3,338,886     (2)(5)              40.5%

William H. Murphy                    8,600     (1)                  *

John R. Prann, Jr.                  49,285                          *

Lutz R. Raettig                      7,000     (1)                  *

Charles W. Sahlman                   7,000     (1)                  *

Jacob Saliba                        10,216     (1)                  *

Glenn W. Turcotte                   26,300                          *

Robert M. Baratta                   17,852                          *

Michael G. Gordono                  12,923                          *

Peter S. More                       10,942                          *

Stephen P. Nicholson                 9,571                          *

All directors and
executive officers of
Katy as a group (16
persons)                         4,997,768          (1)(2)         48.2%


*  Indicates 1% or less

(1) Includes currently exercisable nonqualified stock options to acquire 4,000 (2,000 for Amelia M. Carroll) shares granted to each nonemployee director pursuant to the Katy Industries, Inc. Nonemployee Director Stock Option Plan.

(2) Includes shares deemed beneficially owned by Wallace E. Carroll Jr., Amelia
    M. Carroll, Philip E. Johnson, and Arthur R. Miller as a result of their position as trustees of certain trusts for the benefit of members of the Wallace E. Carroll family. (See Notes 4 and 5 below and "Security Ownership of Certain Beneficial Owners".) Amounts shown for Amelia M. Carroll, Wallace E. Carroll, Jr., Philip E. Johnson, and Arthur R. Miller reflect multiple counting of shares where more than one of such persons is a trustee of a particular trust and is required to report beneficial ownership of shares held by such trust. Amounts shown for all directors and executive officers as a group do not, however, reflect multiple counting of such shares.

(3) See notes (2) and (3) under "Security Ownership of Certain Beneficial Owners" for information concerning the beneficial ownership of shares by Wallace E. Carroll, Jr. and Amelia M. Carroll, respectively.

(4) Philip E. Johnson holds 11,321 shares directly and options to acquire 4,000 shares exercisable within 60 days. Mr. Johnson is a trustee of trusts for the benefit of his former wife, Lelia Carroll and their descendants holding 65,294 shares in the aggregate. Mr. Johnson is also a trustee of trusts for the benefit of Wallace E. Carroll, Jr. and his descendants holding 1,774 shares in the aggregate.

(5) Arthur R. Miller holds 15,500 shares directly and options to acquire 5,750 shares exercisable within 60 days. Mr. Miller is a trustee of trusts for the benefit of Wallace E. Carroll, Jr. and his descendants holding 710,647 shares in the aggregate. Certain of such trusts are shareholders of CRL, Inc. and may be deemed to beneficially own 2,073,436 shares held by CRL, Inc. Mr. Miller is also a trustee of trusts for the benefit of Denis H. Carroll and his descendants holding 471,496 shares in the aggregate. Mr. Miller is also a trustee of trusts for the benefit of Lelia Carroll and her descendants holding 60,000 shares in the aggregate. Mr. Miller is a co-trustee of The Holden Foundation which holds 2,057 shares. Mr. Miller disclaims beneficial ownership of all shares beneficially owned by the trusts and foundation described above.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

  The following table and notes set forth as of April 4, 1997, certain information regarding the beneficial ownership of those persons or entities, including certain members of the family of Wallace E. Carroll, former Chairman of the Board of Katy, since deceased (the "Carroll Family"), and related persons and entities, who are known to be the beneficial owners of more than five percent (5%) of the Common Stock of Katy. Reference should be made to the notes below for a description of the nature of the beneficial ownership reported in the table below.

                                      Amount and Nature              Percent
Name and Address                      of Beneficial                  of
Of Beneficial Owner                   Ownership         Notes        Class

Wallace E. Carroll, Jr. and
the WEC Jr. Trusts
c/o CRL, Inc.
6300 S. Syracuse Way, Suite 300
Englewood, CO  80111                   3,228,661       (1)(2)       39.1%

Amelia M. Carroll and the
WEC Jr. Trusts
c/o CRL, Inc.
6300 S. Syracuse Way, Suite 300
Englewood, CO 80111                    3,219,977       (1)(3)       39.0%

Denis H. Carroll and
the DHC Trusts
c/o CRL Industries, Inc.
2345 Waukegan Road,
Suite S-200
Bannockburn, IL 60015                    581,246       (1)(4)       7.0%

Gabelli Funds, Inc.
One Corporate Center
Rye, NY  10580-1434                    1,639,700          (5)      19.7%


(1) Wallace E. Carroll, Jr., Denis H. Carroll, Barry J. Carroll and Lelia Carroll are the four children of Wallace E. Carroll and Lelia H. Carroll. Wallace E. Carroll, Jr. is a director of Katy. Daniel B. Carroll, who is also a director of Katy, is the first cousin of each of the four children of Wallace E. Carroll and Lelia H. Carroll. Amelia M. Carroll is the spouse of Wallace E. Carroll, Jr. In February 1996, members of the Carroll Family completed a reorganization of their jointly held family assets. The reorganization resulted in, among other things, the individual reallocation of Katy shares formerly jointly held by members of the Carroll Family. The amounts shown above for members of the Carroll Family give effect to the reorganization. The amounts shown above, except for Wallace E. Carroll, Jr. and Amelia M. Carroll who are spouses, do not reflect any multiple counting of shares.

(2) Wallace E. Carroll, Jr. directly holds 396,939 shares and options to acquire 4,000 shares exercisable within 60 days. Wallace E. Carroll, Jr. is a trustee of trusts for his benefit and his descendants (the "WEC Jr. Trusts") which collectively hold 710,647 shares. Wallace E. Carroll, Jr. and certain of the WEC Jr. Trusts own all of the outstanding shares of CRL, Inc. which holds 2,073,436 Katy shares. Wallace E. Carroll, Jr. also is a trustee of the Wallace Foundation which holds 32,910 shares. Shares reported as beneficially owned by Wallace E. Carroll, Jr. also include 8,729 shares and options to acquire 2,000 shares exercisable within 60 days directly owned by Mr. Carroll's wife, Amelia M. Carroll.

(3) Amelia M. Carroll directly holds 8,729 shares and options to acquire 2,000 shares exercisable within 60 days. Amelia M. Carroll is a trustee for the benefit of her spouse, Wallace E. Carroll, Jr., and his descendants (the "WEC Jr. Trusts") which collectively hold 708,873 shares. Wallace E. Carroll, Jr. and certain of the WEC Jr. Trusts own all of the outstanding shares of CRL, Inc. which holds 2,073,436 shares. Amelia M. Carroll is also trustee of trusts for the benefit of Lelia Carroll and her descendants holding 26,000 shares in the aggregate. Shares reported as beneficially owned by Amelia M. Carroll also include 396,939 shares and options to acquire 4,000 shares exercisable within 60 days directly owned by Wallace
    E. Carroll, Jr.

(4) Denis H. Carroll holds 7,898 shares directly. Denis H. Carroll is a trustee of trusts for his benefit and his descendants (the "DHC Trusts") which collectively hold 471,496 shares. Denis H. Carroll is also the general partner of the DHC Partnership Ltd., which holds 21,076 shares and is a trustee of The Holden Foundation which holds 2,057 shares.

(5) Beneficial ownership is as reported on Amendment No. 21 to Statement on
    Schedule 13D dated April 2, 1997 filed by the Gabelli Funds, Inc. and related parties.

Compliance with Section 16

  Section 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires Katy's directors, executive officers and persons who beneficially own greater than 10% of Katy's Common Stock to file reports of ownership and changes in ownership with the Securities and Exchange
Commission (the "Commission"), and copies of such reports with the New York Stock Exchange and Katy. Based solely upon its review of copies of the
Section 16 reports, the Company believes that during its fiscal year ended December 31, 1996, all of its directors, executive officers and greater than 10% beneficial owners were in compliance with their Section 16 filing requirements.
                     EXECUTIVE COMPENSATION

Summary of Cash and Certain Other Compensation

  The following table shows, for the years ending December 31, 1996, 1995 and 1994, the cash compensation paid by Katy and its subsidiaries, as well as certain other compensation paid or accrued for those years, to Katy's current Chief Executive Officer and the four other most highly compensated executive officers ("Named Executive Officers").



                                                  Other            Securities    All
Name and                                          Annual           Underlying    Other
Principal Position      Year  Salary   Bonus (a)  Compensation(b)  Options       Compensation (c)

John R. Prann, Jr.(d)   1996 $315,000  $274,050   $30,192          42,000        $8,695
 President, Chief       1995  275,400   165,000    22,600          43,000         8,412
 Executive Officer      1994  159,786    35,000    49,200            -            8,768
 and Chief Operating
 Officer

Glenn W. Turcotte       1996  240,000   167,040    23,003          22,500         9,156
 Executive Vice         1995  215,000   103,200    17,650          23,000         3,200
 President              1994  195,000   104,000    26,240            -            2,663

Robert M. Baratta       1996  200,000   121,800    31,485          16,500         9,193
 Executive Vice         1995  175,000    73,500    14,380          15,000         7,916
 President              1994  175,000    16,000    16,400            -            9,981

Stephen P. Nicholson    1996  118,820    72,361    21,462           9,750         4,446
 Vice President,
 Finance and Chief
 Financial Officer

Peter S. More           1996  112,000    58,464    32,510           9,750         5,448
 Group Vice             1995  106,000    12,428      -              6,500         5,448
 President, Finance     1994   85,000    16,000      -               -            1,700

</Table)

(a) Bonuses for 1996 for the above executives were paid in 75% cash and 25%
    Company common stock. The common stock portion of the bonuses was based on the average stock price ($13.6875) on February 20, 1997. Under this arrangement, the following shares of common stock was granted in lieu of cash: John R. Prann, Jr., 5,005 shares; Glenn W. Turcotte, 3,050 shares;
    Robert M. Baratta, 2,224 shares; Stephen P. Nicholson, 1,321 shares; and
    Peter S. More, 1,067 shares.

(b) Included in 1996 and 1995 is the dollar value set aside for the Katy
    Industries, Inc. Supplemental Retirement and Deferral Plan.  For Robert M.
    Baratta, Stephen P. Nicholson, and Peter S. More, the year 1996 also includes the dollar value of the difference between the price paid for shares of Common Stock pursuant to the Katy Industries, Inc. 1994 Key
    Employee and Director Stock Purchase Plan and the fair market value of such shares on the date of purchase. For John R. Prann, Jr., Glenn W.
    Turcotte, and Robert M. Baratta, the year 1994 includes the dollar value of the difference between the price paid for shares of Common Stock pursuant to the Katy Industries, Inc. 1994 Key Employee and Director Stock
    Purchase Plan and the fair market value of such shares on the date of purchase.

(c) Includes non-cash compensation consisting of personal use of corporate automobiles, club dues and medical expenses. To the extent used, such benefits are treated as additional wages for withholding and income tax purposes.

(d) John R. Prann, Jr. commenced employment on April 14, 1993.  For 1994, John
    R. Prann, Jr.'s salary and bonus were paid by CRL, Inc., a diversified holding company owned by members of the Carroll Family, for which Mr.
    Prann previously served as President until December 31, 1994. All such amounts paid by CRL, Inc. to Mr. Prann for his services as an executive officer of Katy were reimbursed to CRL, Inc. by Katy.

          Option Grants Table

  The following table sets forth information concerning individual grants of stock options during 1996 to the Named Executive Officers.



                  Number of    % of Total                                   Potential Realized
                  Securities   Options                                      Value at assumed
                  Underlying   Granted to          Exercise                 Annual Rates of Stock
                  Options      Employees           or Base    Expiration    Price Appreciation
Name              Granted (1)  in Fiscal Year      Price      Date          For Option Term
                                                                            5%             10%

John R. Prann, Jr.    42,000     14.7%             $13.19     12/09/06      348,395        882,901

Glenn W. Turcotte     22,500      7.9               13.19     12/09/06      186,640        472,983

Robert M. Baratta     16,500      5.8               13.19     12/09/06      136,869        346,854

Stephen P. Nicholson   9,750      3.4               13.19     12/09/06       80,877        204,959

Peter S. More          9,750      3.4               13.19     12/09/06       80,877        204,959



(1) Options granted vest 25% per year commencing on the first anniversary of the date of grant.

   The following table sets forth the value of in-the-money options at year-end. No options have been exercised as of December 31, 1996.

            Aggregate Fiscal Year-End Option Values

                         Number of
                         Securities                   Value of
                         Underlying                   In-the-Money
                         Options at                   Options at
                         Year End                     Year End

                 Exercisable    Unexercisable    Exercisable  Unexercisable

Name

John R. Prann, Jr.    10,750    74,250           $59,250      $232,770

Glenn W. Turcotte      5,750    39,750            31,688       124,538

Robert M. Baratta      3,750    27,750            20,438        82,928

Stephen P. Nicholson       0     9,750                 0        12,773

Peter S. More          1,625    14,625             8,531        38,366


Supplemental Retirement and Deferral Plan

  On April 21, 1995, the Board of Directors approved the Katy Industries, Inc. Supplemental Retirement and Deferral Plan (the "Supplemental Plan"). Among other things, the Supplemental Plan allocated among select participants a portion of $2.5 million retirement accrual recorded on the books of the Company. The allocation was completed considering past service, salary at December 31, 1994 and prior retirement benefits, with a stated minimum dollar amount allocated to each participant. These prior service allocations earn interest at a rate of 4% per year and will be paid out on the later of the participant's retirement or upon reaching age sixty-two (62). At such time, the amount allocated to a participant will be paid out in five (5) relatively equal annual installments. The entire allocation is subject to a lump sum payout upon a participant's death or permanent disability. Amounts allocated to each of the named executive officers as of December 31, 1996 are as follows: John R. Prann, Jr., $39,398; Glenn W. Turcotte, $448,159; Robert M. Baratta, $111,302;
Michael G. Gordono, Jr., $276,776; and Peter S. More, $88,400.

Severance Agreements

  On January 17, 1996, the Board of Directors adopted and approved a compensation and benefits assurance program for six of Katy's key officers. The program became effective January 1, 1996 and generally provides for certain severance benefits following an involuntary termination without cause that occurs within two years following a "Change in Control" of the Company or following a deemed constructive termination that occurs within two years following a "Change in Control" of the Company. A "Change in Control" is defined as follows: (i) if any person (other than those persons in control on the effective date) becomes the beneficial owner of securities of the Company representing 30% or more of the combined voting power of the Company's then outstanding shares; (ii) if during any period of two consecutive years, individuals who, at the beginning of such period constitute the Board, cease to constitute a majority thereof; or (iii) if the shareholders of the Company approve (a) a plan of liquidation of the Company, (b) an agreement for the sale or disposition of substantially all of the Company's assets, or (c) a merger, consolidation, or reorganization of the Company. Severance benefits payable include either three years base salary in the case of Tier I participants
(John R. Prann, Jr., Glenn W. Turcotte, and Robert M. Baratta) or two years base salary in the case of Tier II participants (Michael G. Gordono, Peter S. More, and Stephen P. Nicholson). Severance benefits also include a lump sum payment of annual bonuses, continuation of health care benefits, three years matching contributions under the Company's 401(k) savings plan
(two years in the case of Tier II participants), advancement of legal fees incurred in enforcing rights under the program, out-placement assistance and a "gross-up" payment for any excise tax payments due by the officer as a result of receipt of the forgoing severance benefits.

Compensation of Directors

  For 1996, Directors who are not employees of Katy or its subsidiaries received an annual retainer of $12,000 and an option to acquire 2,000 shares of Katy common stock for service on the Board of Directors and up to $2,000 for attendance at each meeting of the Board or a committee thereof. For 1997, Directors will receive an annual retainer of $9,000, an option to acquire 2,000 shares of Katy common stock, and a stock grant of 500 shares of Katy common stock per annum and up to $2,000 for attendance at each meeting. Directors who are officers are not separately compensated as directors.

  During 1996, Wallace E. Carroll, Jr., Philip E. Johnson and Arthur R. Miller purchased shares of Katy common stock under the Katy Industries, Inc. 1994 Key Employee and Director Stock Purchase Plan. In accordance with the plan, Mr. Miller purchased 5,000 shares at a cost of 65% of the market value on the date of grant and Mr. Johnson and Mr. Carroll each purchased 3,000 at a cost of 50% of the market value on the date of grant. These individuals obtained loans from the Company for the purchase of such shares.

  During 1996, Jacob Saliba was paid $3,500 for appearing as a witness for a legal matter relating to the Company. In accordance with a retirement agreement, the Company provided medical insurance benefits in the amount of $7,800 to William H. Murphy.

  Philip E. Johnson, Chairman of the Board of Directors, receives annual compensation of $100,000 for his services as Chairman. Mr. Johnson does not receive an additional annual retainer or fees for attending meetings. Mr. Johnson also receives an automobile allowance during his term as Chairman.

  On April 21, 1995, the Board of Directors adopted the Directors' Deferred Compensation Plan effective June 1, 1995 (the "Directors' Deferred Compensation Plan"). Pursuant to the Directors' Deferred Compensation Plan all directors' fees, retainers and other compensation paid for services as a director may be deferred until the respective director's attainment of age 62 or termination of service as a director for any reason, whichever is later. Deferred amounts may be invested in one or more investment alternatives offered by the Company. Distributions of deferred amounts may be made at the election of the director in lump sum or in five annual installments. Each director is given a thirty (30) day period prior to the beginning of a plan year during which an election must be made to participate in the Directors' Deferred Compensation Plan.

  Under the Katy Industries, Inc. Nonemployee Director Stock Option Plan (the "Directors' Stock Option Plan"), each individual who was a nonemployee director on May 17, 1996, other than Arthur R. Miller, received an option to purchase 2,000 shares of the Company's common stock at a price of $13.57 per share. Mr. Miller is a designated participant in the Katy Industries, Inc. Long-Term Incentive Plan and received an option on December 9, 1996 to acquire 22,500 shares at a price of $13.19 per share under such plan in 1996. Amelia M. Carroll received an option on July 30, 1996 (corresponding to the date Mrs. Carroll became a director) to purchase 2,000 shares at a price of $12.69 per share. Under the terms of the Directors' Stock Option Plan, each nonemployee director receives an annual grant of an option to acquire 2,000 shares on the date immediately following the annual meeting. The exercise price is the fair market value on the date of grant. These options are exercisable at any time during a ten year period from the date of grant.


  BOARD OF DIRECTORS' COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

  The Compensation Committee of the Board of Directors (the "Compensation Committee") presents the following report on executive compensation:

  The Compensation Committee presently consists of Charles W. Sahlman, Chairman, William F. Andrews and William H. Murphy. The Compensation Committee makes decisions on executive officer compensation and reports its decisions to the Board of Directors. The Compensation Committee also seeks approval of the Board of Directors on all aspects of compensation for the Chief Executive Officer ("CEO").

Compensation Philosophy

  The goals of the Company's compensation program are to align the economic interest of executive officers with those of shareholders, including Company financial objectives and market performance. The Compensation Committee seeks to adjust compensation levels, through competitive base salaries and bonus payments, based on individual and Company performance. The Compensation Committee reviews the executive compensation program annually in view of the Company's annual strategic and financial objectives and performance.

Compensation Program Components

  Annual compensation for the Company's CEO and executive officers, including the Named Executive Officers consists of two primary elements, base salary and annual cash bonuses. Salary and bonus levels reflect job responsibility, seniority, Compensation Committee judgments of individual effort and performance and the Company's financial and market performance, in light of the competitive environment in which the Company operates.

  Annual cash compensation is also influenced by the compensation practices of comparable companies so that the Company remains reasonably competitive in the market. While competitive pay practices are viewed as important, the Compensation Committee believes that the most important considerations in setting annual compensation are individual merit and the Company's financial and market performance. In considering the Company's financial and market performance, the Compensation Committee reviews, among other things, net income, cash flow, working capital and revenues of the Company and share price performance relative to comparable companies and historical performance.

  In late 1994, the Company engaged an independent consulting firm to advise the Company on executive compensation issues. Based in part upon recommendations of the consultant, in April 1995, the Compensation Committee approved, and the Board of Directors thereafter approved and adopted, three new programs of compensation for key management. These programs include an Annual Bonus Plan, a Long-Term Incentive Plan and a Supplemental Retirement and Deferral Plan.

  The Annual Bonus Plan, which was effective as of January 1, 1995, establishes target bonus opportunities stated as a percentage of annual base salary for recommended key employees each year, including the CEO and the Named Executive Officers. If 100% of pre-established performance goals are met, the target bonus opportunity will be achieved by the employee. A higher or lower bonus can be earned if performance exceeds or falls short of targeted levels. The performance goals for 1997 are based on two financial measures for each division and for corporate: operating income (with a 60% weighting) and cash flow (with a 40% weighting).

  The Long-Term Incentive Plan allows the Compensation Committee to provide equity-based compensation (including stock options, restricted stock awards and stock appreciation rights) as a third element of the Company's annual compensation program. The Compensation Committee believes the Long-Term Incentive Plan enables the Company to more closely align management compensation with stockholder interests.

  The Supplemental Retirement and Deferral Plan, among other things, allows participants to voluntarily defer up to 100% of their annual bonus and up to 50% of their base salary until retirement or employment termination. The Supplemental Plan allows the Company to make a profit sharing allocation to all accounts of participants in an aggregate amount equal to two percent (2%) of adjusted pre-tax income, as determined by the Compensation Committee. Voluntary deferrals and profit sharing allocations are invested at the election of the employee in four investment alternatives offered by the Company.

Chief Executive Officer Compensation

  John R. Prann, Jr. became President in April 1993 and CEO in December 1993. Mr. Prann's salary and bonus for 1996 were based upon his experience and qualifications, responsibilities, individual effort and performance and the Company's performance. Mr. Prann's 1996 bonus was paid pursuant to the terms of the Annual Bonus Plan as described above. The Compensation Committee also awarded Mr. Prann stock options described above during 1996 which the Compensation Committee believes is commensurate with Mr. Prann's performance and the Company's financial performance in 1996.


Summary

  The Compensation Committee believes that the total compensation program for executive officers of the Company is appropriately related to individual performance and Katy's performance, including financial results of Katy and shareholder value. The Compensation Committee monitors the executive compensation of comparable companies and believes Katy's compensation program is competitive and provides appropriate incentives for Katy's executive officers to work towards continued improvement in Katy's overall performance.

  Compensation Committee of the Board of Directors:

                    Charles W. Sahlman, Chairman
                    William F. Andrews
                    William H. Murphy


   COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  The following is a description of certain relationships that exist with regard to certain members of the Compensation Committee and certain of Katy's executive officers who also serve or served as executive officers of, or transacted business with, Katy, its subsidiaries or certain related entities.

  The current members of the Compensation Committee are Charles W. Sahlman, William F. Andrews and William H. Murphy.

  During 1996, Charles W. Sahlman served as President of Bee Gee Holdings, Inc. ("Bee Gee") (a 39% owned Katy subsidiary) and as President of C.E.G.F. (USA), Inc. ("C.E.G.F.") which became a 95% owned Katy subsidiary in March 1994. Mr. Sahlman resigned his position as President of C.E.G.F. in April 1996. Mr. Sahlman is also a former Executive Vice President of Katy.

  William H. Murphy was President, Chief Operating Officer and Chief Financial Officer of Katy through the year ended December 31, 1992.

  John R. Prann, Jr., Katy's President, Chief Executive Officer and Chief Operating Officer, served as President of CRL, Inc., which is wholly owned by Wallace E. Carroll, Jr. and the WEC Jr. Trusts, until December 31, 1994 and as director of CRL until January 31, 1995. Wallace E. Carroll, Jr., a director of Katy, also serves as Chairman and Vice President of CRL.

                  STOCK PRICE PERFORMANCE GRAPH

  The graph below compares the yearly percentage change in the cumulative total stockholder return on the Company's Common Stock with the cumulative total return of the Dow Jones Industrial Average and the cumulative total return of the Dow Jones Conglomerates Index for the fiscal years ending December 31, 1991 through 1996. The graph below assumes $100 invested on December 31, 1991.


           Comparison Of 5-Year Cumulative Total Return


                               1991  1992  1993  1994  1995  1996

Katy Industries, Inc.           100   115   146   112   126   201
Dow Jones Industrial Average    100   107   126   132   181   232
Russell 2000                    100   119   141   139   178   207
Dow Jones Conglomerates         100   116   148   147   211   296
S&P Manufacturing Diversified   100   108   132   136   192   264



  For the 1997 proxy statement, the Company has changed the broad market index to the Russell 2000 and the peer index to the Standard and Poor's Manufacturing (Diversified). The Company believes these indexes provide a more meaningful comparison of the Company's stock performance.



          CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

  Arthur R. Miller, general counsel and a director of Katy, is a partner in the Chicago law firm of Holleb & Coff which acted as counsel to Katy and its subsidiaries during 1996 and continues to serve in such capacity. During 1996, Katy paid $950,406 in legal fees to Holleb & Coff which included fees for Mr. Miller's service as general counsel.

  Philip E. Johnson, Chairman of the Board of Directors of Katy, is a partner in the Denver law firm of Bennington, Johnson & Reeve, PC which acted as counsel to Katy and its subsidiaries during 1996. During 1996, Katy paid $85,593 in legal fees to Bennington, Johnson & Reeve, PC.

  John R. Prann, Jr., the Company's President, Chief Executive Officer and Chief Operating Officer is a participant in the Katy Industries, Inc.1994 Key Employee and Director Stock Purchase Plan. Pursuant to the terms of such plan, Mr. Prann obtained a loan from the Company in the amount of $97,050 in connection with his purchase of shares of the Company's Common Stock under the plan in September 1994. Such loan bears interest at the applicable federal short-term rate, payable semi-annually and adjusted semi-annually.


              RATIFICATION OF INDEPENDENT AUDITORS

  The Board of Directors has selected Deloitte & Touche LLP to audit the accounts of the Company for the current fiscal year. Deloitte & Touche LLP was the firm of independent auditors selected by the Board of Directors to audit the accounts of the Company for the 1996 and 1995 fiscal years. Deloitte & Touche LLP, which has no other relationship with the Company,also serves as independent auditors for other corporations owned by Carroll Family interests. It is intended that the shares represented by proxies will be voted FOR the ratification of the selection of Deloitte & Touche LLP unless otherwise specified in the space provided in the proxy. In the event that the shareholders fail to ratify the selection of Deloitte & Touche LLP as independent auditors of the Company for the current year, the Board of Directors would reconsider such selection.

  A representative of Deloitte & Touche LLP is expected to be present at the Annual Meeting, with the opportunity to make a statement if so desired and to answer appropriate questions from the floor.

                          OTHER MATTERS

  As of the date of this proxy statement, the Board of Directors does not know of any matters to be presented to the meeting other than the election of directors and the ratification of independent auditors. However, if other matters come before the meeting, it is the intention of the persons named on the accompanying proxy to vote on such matters in accordance with their best judgment. On January 17, 1996, Katy's Board of Directors adopted an advance notice bylaw provision requiring that shareholder proposals to be made at any annual meeting be received by the Company not less than 50 days nor more than 90 days prior to the Annual Meeting. No such shareholder proposals were received for the 1997 Annual Meeting.

        PROPOSALS OF SHAREHOLDERS FOR 1998 ANNUAL MEETING

  Proposals which shareholders intend to present for inclusion in the Proxy Statement for the 1998 Annual Meeting of Shareholders must be received by the Secretary of the Company at its executive offices, 6300 S. Syracuse Way, Suite 300, Englewood, Colorado 80111,not less than 50 days nor more than 90 days prior to the 1998 Annual Meeting to be considered for inclusion in the proxy materials for the 1998 Annual Meeting.


                                   By Order of the Board of Directors
                                   KATY INDUSTRIES, INC.


                                   Arthur R. Miller
                                      Secretary

April 15, 1997